Exhibit 1.03

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Appoints Technology Industry Veterans as Chief Financial Officer and Chief
Technology Officer

Roy Goodman Holds Extensive CFO Expertise from Publicly Traded Companies; Alan MacLamroc
Brings Track-Record of Innovative, Efficient and Award-Winning Enterprise Software Development

HONG KONG, ATLANTA, April 30, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today that it has appointed Roy B. Goodman as chief financial officer (CFO) and Alan MacLamroc as chief technology officer (CTO) of CDC Software.

Goodman brings more than 25 years of financial management experience, with nearly 10 years experience as a CFO, including two publicly traded companies. He brings to CDC Software a broad finance background and an extensive history of managing complex transactions, investor relations, mergers and acquisitions, strategic and financial planning, SEC reporting, real estate and Sarbanes-Oxley compliance. Goodman comes to CDC Software from RealNetworks, a global provider of network-delivered digital media products and services, as well as software products and services. Goodman served as the company’s CFO, where he oversaw accounting, finance, investor relations, facilities and operations. During his tenure, the company made three strategic acquisitions and successfully settled an anti-trust dispute for more than $760 million. Prior to RealNetworks, he served as CFO for Juniper Financial Corporation from 2001 to 2003, where he was responsible for accounting, finance, treasury and forecasting activities. Prior to Juniper, he spent 20 years at Heilig-Meyers Corporation, where he served in a variety of roles and was ultimately promoted to CFO.

As CTO of CDC Software, MacLamroc will be responsible for product management and product engineering and will be leading a development staff located around the globe including North America, India and China. MacLamroc has more than 20 years of technology management experience, including seven years serving as CTO. He brings to CDC Software a broad technology background and an extensive history of software development, corporate IT, quality assurance, strategic partnerships, performance and systems integration. Most recently, MacLamroc served as CTO at CompuCredit, an information and technology-driven provider and direct marketer of branded credit cards and related fee-based products and services. During his tenure there, he was responsible for the development and deployment of a strategic technology platform in less than one year. The platform subsequently won the prestigious CSI Beacon Award for best mainframe implementation in the world in 2006. Prior to CompuCredit, MacLamroc served as CTO for MAPICS, Inc., an enterprise business software provider. Prior to MAPICS, he served as CTO at Clarus, a provider of web-based commerce applications. He also served in a variety of technology management positions at System Software Associates (SSA), IBM and Sprint.

“Alan and Roy are strong additions to our already formidable management team and they join the company at an important time in the company’s evolution,” said Eric Musser, president, CDC Software. “Roy was highly recommended by Wall Street and gives us a diverse and deep skill set which we believe can help us take the organization to the next level. Alan is a visionary technology leader with a proven track record of innovative and successful development and deployment of leading-edge products. Their proven leadership and commitment to results will be key enablers of our continued rapid growth and help us deliver greater value to our customers and our shareholders.”

”I am excited to join CDC Software and work with such a talented and focused management team,” said Goodman. “The company has seen great accomplishments already in terms of organic growth and synergistic acquisitions and I believe CDC Software is very well positioned to capitalize much further on its success as a vertically focused, leading provider of software applications and services.”

“It’s a great time to join CDC Software with its impressive accomplishments, bringing leading edge vertical solutions to the market, both through internal development and well targeted acquisitions,” said MacLamroc. “I look forward to joining this dynamic product team as we continue to fully leverage the latest technologies in order to deliver the most advanced, enterprise applications to our industries.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding services to be provided by Mr. Goodman and Mr. MacLamroc, ability to deliver value to customers and shareholders and other statements that are not historical fact. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful online games and advanced mobile products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.